UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
_________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 8, 2011
__________________________

WorldGate Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	000-25755	23-2866697
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

3800 Horizon Blvd., Suite 103
Trevose, Pennsylvania 19053
(Address of Principal Executive Offices) (Zip Code)

(215) 354-5100
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Advances Under the Revolving Loan.  The Company and its subsidiaries are parties to a Revolving Loan and Security Agreement, dated October 28, 2009, as amended (the “Revolving Loan”), with WGI Investor LLC (“WGI”), pursuant to which WGI provided to the Company and its subsidiaries a line of credit in a principal amount of $7 million.   Each loan advance under the Revolving Loan requires the satisfaction of certain conditions, including a condition that there shall not have occurred, in WGI’s sole discretion, any material adverse change in the business, operations or condition (financial or otherwise) of the Company and its subsidiaries or a material impairment in the prospect of repayment of any portion of the obligations of the Company and its subsidiaries under the Revolving Loan.

On March 8, 2011, following a request by the Company for funds from the Revolving Loan pursuant to a notice of borrowing, WGI informed the Company that it believes the Company has not satisfied the condition relating to the absence of a material adverse or material impairment in the prospect of repayment of the obligations of the Company and its subsidiaries under the Revolving Loan and, therefore, no loan advance under the Revolving Loan was to be made at this time.   As of March 8, 2011, the Company and its subsidiaries had an aggregate outstanding principal amount of $2.3 million under the Revolving Loan.

Sale of Video Phones.  On March 8, 2011, ACN Digital Phone Service, LLC (“ACN DPS”) informed the Company that, although it intends to abide by its obligations under the ACN Consumer Communications Equipment Master Purchase Agreement, dated April 6, 2009, as amended (the “ACN Purchase Agreement”), between ACN DPS and a subsidiary of the Company, ACN DPS expects to revise its purchase forecast downward for video phones.  The Company has not yet received a revised forecast from ACN DPS.  The ACN Purchase Agreement generally requires ACN DPS to purchase 300,000 video phones over a two year period ( i.e. through August 2012), but does not specify the timing of such purchases during the two year commitment period.

Available Funds.  Due to the Company’s inability to generate sufficient cash flow from operations, the lack of availability of additional loan advances under the Revolving Loan and the expected reduction of video phone orders in the near term by ACN DPS, the Company does not believe its current cash and cash equivalents will satisfy its projected cash requirements in the near term and through December 31, 2011 and there exists substantial doubt about the Company’s ability to continue as a going concern.  The Company is in the process of reducing its operating costs and other expenditures, including reductions of personnel and capital expenditures.

The Company is currently engaged in discussions with WGI regarding the possibility of WGI agreeing to fund the Company’s liquidity needs for a limited period of time.  There can be no assurance that the Company and WGI will agree on such interim funding.  In view of the Company’s current cash resources, nondiscretionary expenses, debt and near term debt service obligations, the Company intends to explore all strategic alternatives available to it, including, but not limited to, a sale or merger of the Company or certain of its assets, recapitalization, partnership, debt or equity financing, financial reorganization, liquidation and/or ceasing operations.  The Board of Directors has established a special committee of directors that are independent and disinterested from WGI and ACN, Inc., the parent company of ACN DPS, to guide the Company through the evaluation of strategic alternatives.  There can be no assurance that exploration of strategic alternatives will result in the Company pursuing any particular transaction or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding its consideration of strategic alternatives until the Board of Directors has approved a specific course of action, the Board deems disclosure of significant developments is appropriate, or the Company is legally required to do so.

Because of the Company’s significant losses to date and its limited tangible assets, the Company does not fit traditional credit lending criteria, which, in particular, could make it difficult for the Company to obtain loans or to access the capital markets. If the Company issues additional equity or convertible debt securities to raise funds, the ownership percentage of the Company’s existing stockholders would be reduced and they may experience significant dilution. New investors may demand rights, preferences or privileges senior to those of existing holders of the Company’s common stock.

 This Current Report on Form 8-K may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology "may," "plans," "expects," "anticipates," "forecasts," and expressions which otherwise reflect something other than historical fact, including the Company’s evaluation of strategic alternatives, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the risk that any strategic alternative may not be completed at all or on a timely basis, the Company’s ability to meet its payment obligations as they become due, the Company’s ability to retain key personnel and the factors described herein and in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Dated: March 14, 2011	By:	/s/ Christopher V. Vitale
	Name:	Christopher V. Vitale
	Title:	Senior Vice President, Legal and Regulatory, General Counsel and Secretary